                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                              Dated April 15, 2005

                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                      CASH AND STOCK DIVIDEND DECLARATIONS
                            AND FINANCIAL HIGHLIGHTS

On April 12, 2005, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before May 10, 2005, to shareholders of record April 26, 2005. In addition, a 5 percent stock dividend was declared, payable on or before June 9, 2005, to shareholders of record April 26, 2005.

Codorus Valley earned $1,228,000 or $0.38 per diluted share for the quarter ended March 31, 2005, compared to $919,000 or $0.29 per diluted share for the first quarter of 2004. The $309,000 or 34 percent increase in net income was the result of an increase in net interest income, which more than offset increases in noninterest expense and loan loss provision. The $687,000 or 21 percent increase in net interest income was attributable to an increase in interest income from a larger volume of business loans and business loan fees. The $174,000 or 6 percent increase in noninterest expense was attributable to increases in personnel and occupancy expenses, primarily the result of expanding its banking franchise and normal business growth. The current period loan loss provision was $150,000 more than the first quarter of last year based on management's assessment of overall credit quality and macro-economic factors such as rising energy costs and interest rates. During the first quarter of 2005, Codorus Valley's banking subsidiary PeoplesBank opened two full-service financial centers at 1477 Carlisle Road in West Manchester Township and 26 East Main Street in the Borough of New Freedom.

Total assets were approximately $420 million on March 31, 2005, an increase of $40 million or 10 percent above March 31, 2004. Asset growth occurred primarily in business loans, which were funded primarily by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through fourteen financial centers throughout York County, PA. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry
J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.


April 15, 2005
York, Pennsylvania


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


                          CODORUS VALLEY BANCORP, INC.
                              Financial Highlights

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)


                                                           Three months ended
                                                                 March 31,
                                                         -----------------------
                                                          2005             2004
                                                         ------           ------
Net interest income                                      $3,973           $3,286
Provision for loan losses                                   200               50
Noninterest income                                        1,099            1,015
Gain on sale of securities                                    0                7
Gain on sale of mortgages                                    66               95
Noninterest expense                                       3,281            3,107
Federal income tax                                          429              327
                                                         ------           ------
Net income                                               $1,228           $  919
                                                         ======           ======
Net income per share (diluted)                           $ 0.38           $ 0.29
Cash dividends per share                                 $0.119           $0.113


      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)


                                                          March 31,
                                                 -----------------------------
                                                    2005              2004
                                                 -----------       -----------
Cash & short term investments                    $    12,297       $    18,270
Investment securities                                 71,555            72,613
Loans                                                311,634           265,508
Allowance for loan losses                             (2,064)           (1,768)
Other assets                                          26,429            25,546
                                                 -----------       -----------
  Total assets                                   $   419,851       $   380,169
                                                 ===========       ===========

Deposits                                         $   344,585       $   317,888
Borrowed funds                                        35,855            24,227
Other liabilities                                      2,941             3,400
Stockholders' equity                                  36,470            34,654
                                                 -----------       -----------
  Total liabilities & stockholders' equity       $   419,851       $   380,169
                                                 ===========       ===========

Shares outstanding                                 3,147,587         3,130,315
Book value per share                             $     11.59       $     11.07
Market value per share                           $     18.32       $     19.30
Return on average assets (ytd)                          1.18%             0.98%
Return on average equity (ytd)                         13.43%            10.70%
Capital leverage ratio                                  9.46%             8.89%
Nonperforming assets ratio                              0.26%             0.94%

Note: Shares outstanding and per share amounts were adjusted for stock dividends.


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